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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Quebecor Media Inc. (the "Company")

We consent to the use of our report dated February 16, 2007 (except as to notes 26 and 28, which are as of November 20, 2007), with respect to the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, included herein, and to the reference to our firm under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Auditors".

/s/ KPMG LLP
Chartered Accountants

Montreal, Canada
November 20, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM